STOCK PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 10 day of March, 2016, by and between FSC SOLUTIONS INC. (“Purchaser”) and Natalie Stock LTD (“Seller”), also hereinafter collectively referred to as the “Parties”;

WHEREAS, the Seller is the record owner and holder of all of the shares of AMID Financial Centre LTD, a Mauritius company (the “Corporation”), and

WHEREAS, the Purchaser desires to purchase all of the Seller’s stock of the Corporation, and the Seller desires to sell or cause to be sold all of his stock, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Seller’s stock aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE.

a. Purchase and Sale of Corporation’s Stock. Subject to the terms and conditions hereinafter set forth, upon the payment of the following sums:

1.	$20,000 upon the signing of the Agreement; and

2.	$35,000 by April 15, 2016; and,

the Seller shall sell, convey and transfer, or cause to be sold, conveyed or transferred, Seller’s Stock and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Sellers the Corporation’s Stock in consideration of such sum. The certificates representing the Corporation’s Stock shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion.

b. Other Payments. The Purchaser is required to make the following additional payments:

1.	$10,000 by July 15, 2016.

2.	$10,000 by August 15, 2016.

3.	$10,000 by September 15, 2016.

4.	$20,000 by October 15, 2016.

5.	$10,000 by November 15, 2016.

6.	$20,000 by December 15, 2016.

7.	$10,000 by January 15, 2016.

8.	$10,000 by February 15, 2016.

Failure to make any of the above payments shall cause Purchaser to forfeit and transfer to the Seller the Stock transferred under the terms of the Agreement. Failure to make payments is defined as not transferring the funds due within 15 days of the dates above.

2. OTHER CONDITIONS TO CLOSING.

Buyer agrees that as an integral part of this Agreement:

a.	Purchaser will transfer funds to Seller to cover the cash balance on the date of closing in the clearing account of the corporation; and, the Centre account

b.	Purchaser will pay the clearing fees charged to the Corporation from the date of closing the Agreement.

c.	Purchaser will transfer funds to Amid clearing account to cover the minimum clearing fee at Vision Clearing for 2016, 3 payments of $7500, as follows:

1.	$7,500 by May 15,2016.

2.	$7,500 by June 15, 2016.

3.	$7,500 by July 15, 2016.

If Mr. Levy prefers it will be paid to Gal Levy, and then that amount in Amid clearing Account will transfer ownership to FSC SOLUTIONS INC.; example if $15,000 is transferred to Gal Levy then $15,000 from the $100,000 deposit will belong to FSC SOLUTIONS INC.

d.	Purchaser will assume all responsibilities of the Corporation, including Anti-Money Laundering (AML) obligations, upon the date of closing the Agreement.

e.	Purchaser will transfer funds to Seller to cover the $100,000 cash balance in the AMID Financial Centre account at Vision clearing within 5 months of the close of the Agreement.

Until such time as $100,000 has been transferred, Mr. Gal Levy will continue to be the sole signatory on AMID Financial Centre account for at Vision Clearing. No application, by Purchaser or anyone else, will be sent to Vision Clearing to add or change a signatory to this account until the $100,000 has been paid to Seller or transferred from AMID Financial Centers account at Vision Clearing to Seller.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller hereby warrants and represents:

a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of Mauritius and has the corporate power and authority to carry on its business as it is now being conducted.

b. Capitalization. The authorized capital stock of the Corporation consists of 100,000 shares of common stock.

c. Restrictions on Stock.

i. Neither the Corporation nor the Seller are a party to any agreement, written or oral, creating rights in respect to the Corporation’s Stock in any third person or relating to the voting of the Corporation’s Stock.

ii. Seller is the lawful owner of 100% the Corporation’s Stock, free and clear of all security interests, liens, encumbrances, equities and other charges.

iii. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Corporation, nor are there any securities convertible into such stock.

d. Authority Relative to this Agreement. Seller has full power and authority to execute this Agreement. The execution, delivery and performance of this Agreement by the Sellers will not:

i. constitute a breach or a violation of the Corporation’s Certificate of Incorporation, By- Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

e. Litigation. The Corporation is not a party to any litigation, proceeding or administrative investigation and to the best knowledge of the Sellers none is pending against the Corporation or its properties.

f. Compliance with Applicable Laws. None of the Corporation’s actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing. None of the actions of the Corporation shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Corporation, or upon any of the assets of the Corporation, under the provisions of the Certificate of Incorporation or Bylaws or any indenture, mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Seller is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby warrants and represents:

a. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted.

b. Authority Relative to this Agreement. Except as otherwise stated herein, the Purchaser has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Purchaser in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Purchaser will not:

i. constitute a breach or a violation of the Purchaser’s Certificate of Incorporation, By- Laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

ii. constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties are bound or affected; or

iii. result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

c. Compliance with Applicable Laws. None of the Purchaser’s actions are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing. None of the actions of the Purchaser shall conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon the capital stock of the Purchaser, or upon any of the assets of the Purchaser, under the provisions of the Certificate of Incorporation or Bylaws or any indenture, mortgage, lease, loan agreement or other agreement to which the Corporation and/or the Purchaser is a party or by which the capital stock or properties and assets of the Corporation are bound to effect it.

5. GENERAL.

a. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action or compliance with any representation, warranty, covenant or agreement contained herein, therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

b. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid:

To Seller: Gal Levy

To Purchaser: Chaim Lieberman, FSC Solutions Inc.

or to such other address as such party shall have specified by notice in writing to the other party.

c. Entire Agreement. This Agreement (including the exhibits hereto and all documents and papers delivered by Seller pursuant hereto and any written amendments hereof executed by the parties hereto) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

d. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

e. Governing Law. This Agreement hall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto all on the date first above written.

Signed

/s/ Gal Lavy
Gal Lavy, AMID

/s/ Chaim Lieberman
Chaim Lieberman, FSC SOLUTIONS INC.